Darwin Deason Amended Complaints (Redacted)*

*Scores of documents remain improperly withheld by Xerox and we believe those documents will be released through the proper court process

Summary of Amended Complaint and Deason Statement

- Darwin Deason filed amended complaints in New York state court as part of his continuing efforts to stop the Fuji/Xerox transaction
  - Recall that in January, Fuji and Xerox announced a transaction in which Fuji will acquire 50.1% of Xerox, and Mr. Deason filed a lawsuit alleging that the transaction was the result of a fraudulently concealed "crown jewel" lock-up
  - The amended complaints reflect information Mr. Deason has learned following his team's review of hundreds of thousands of pages of documents—and they allege a **shocking culture of self-dealing, deception, and concealment**, particularly on the part of CEO Jeff Jacobson and the Xerox Board
- Complaint includes quote from Columbia law school Professor John Coffee, who summarized the transaction as follows:

> "This is a **strange and irregular transaction** that is simply **not comparable to any other transaction I have seen in over 45 years** of observing the 'merger and acquisition' marketplace. A **CEO of the target, facing likely ouster, serves as the loyal a gent of the acquirer**, designing a deal that is too good to be true: a **cheap price**, **little governance protections**, **no market check**, and a **process that ignores other bidders**. Sophisticated **shareholders** who wish to contest the board are **shut out** by an advance notice bylaw that a **self-interested board will not waive**. . .
>
> Worse yet, the Proposed Transaction permits [Fuji] to acquire only a 50.1% interest in Xerox. This **resembles a leverage buyout** in which the acquirer buys a **controlling stake without providing an exit for the public shareholders**. Such a transaction is **virtually unknown**. Finally, the Proposed Transaction is **conflict ridden**. Not **only do five directors remain** on the 'new' board (plus Jacobson), but they are the **five nominated by Jacobson** at Komori's request." (pg 4)

- Mr. Deason's, Xerox's third largest shareholder, statement on the matter is as follows:

> "For over fourteen months, I pursued the truth at Xerox. At every turn, the Xerox board has chosen heavy handed tactics over compliance with accepted norms and laws, and that continues to this day as they withhold hundreds of highly material and relevant documents from the shareholders"

Note: All page citations herein are for Deason I Complaint, unless otherwise noted

Specific Allegations – Intentional Non-Disclosure by Xerox; Jacobson Feeling the Heat From Icahn and Board, Disobeys Board Directive

- Xerox **intentionally withheld the "crown jewel" lock-up** for over 17 years and **only disclosed** it with a **demand from Mr. Deason** and **after the nomination window** passed (pg 19-21)
- In March 2017, the Xerox Board authorized CEO Jeff Jacobson to **pursue only a 100% all cash transaction with Fuji**, but those **discussions were put on hold** while Fuji was dealing with a **massive accounting scandal** at Fuji Xerox (pg 35-36)
- In May 2017, **Jacobson learned** that he had been **targeted for replacement by Carl Icahn**, Xerox's largest shareholder, and **continued to feel the pressure** from Icahn throughout the year (pg 37, 41)
- In July 2017, the **Xerox Board unanimously determined that Jacobson was not the right leader** for Xerox and initiated a search for his replacement (pg 42-43)
- Desperate to save his job, **Jacobson abandoned the pursuit of the all cash transaction** with Fuji and **threw a "hail mary",** resulting in this **50.1% transaction** that does not require **Fuji to spend any cash** to acquire control of Xerox (pg 43)
- By the fall of 2017, the **Xerox Board identified a replacement CEO** and **unanimously decided** that **Jacobson** should **discontinue all meetings with Fuji** since he was in the process of being replaced (pg 52-53, 55-57)

Specific Allegations – Jacobson Switches Sides; Rushes Parties into Irregular Transaction with No Market Check and Cheap Price

- Despite the Board's decision to have Jacobson stop meeting with Fuji, **Jacobson proceeded to meet with Fuji** executives in November 2017, and **used** the threat of a **proxy fight by Icahn** to **rush Fuji into a transaction** (pg 57-62)
- The **Xerox Board** recklessly **allowed Jacobson** – who they had **already decided to replace** – to **lead the transaction negotiations**, and race ahead **to sign the one-sided deal** with Fuji in **hopes of defeating** activism by **Jacobson's and Fuji's "mutual enemy"—Icahn** (pg 62-86)
- During the negotiation process, **Jacobson "switched sides"** and was **lobbying for his job**, even boasting that "**there is no deal without me**" (pg 5, 66-67, 74-75. 83)
- **Jacobson** takes it upon himself to **stifle a potential bidder in January 2018**, after receiving a call from the **bidder's president expressing interest**, by telling him he **needs to move "quickly"** and essentially **discouraging him** from making an offer (pg 77-78)
- Right before the announcement of the transaction, when discussing the deal with Xerox management, Xerox's financial advisor states that "[Xerox is] **not talking about premium** publicly. That is a **made up number**"; however, after the transaction is announced Xerox issued a public letter to shareholders saying that the transaction "implies an over 15 percent premium" (pg 85)
- The transaction that resulted from this conflicted process was a "**strange and irregular transaction** that is simply **not comparable** to any other transaction" (pg 5)
- As Professor John C. Coffee opined: "A **CEO** of the target**, facing likely ouster**, serves as the **loyal agent of the acquirer**, designing a deal that is too good to be true: a **cheap price**, **little governance protections**, **no market check**, and a process that **ignores other bidders**" (pg 5)

Specific Allegations – Xerox and Director Admit "Crown Jewel" Lock-Up; Materially and Intentionally Misleading Proxy

- Right after the transaction, Xerox director Charles Prince gave his understanding of the "crown jewel" lock-up and its effect on Xerox:

  "In some ways, **sad**: a **(formerly iconic) US company** selling control to a Japanese company…But there is a **Joint Venture agreement**, entered into 55 years ago (!). which made it **practically impossible for Xerox to sell to anyone else**. It's pretty amazing: when the JV was entered into, **no one ever imagined that Xerox** would ever **need to sell itself** and **no one ever imagined** that **Asia** (which **Xerox is locked out of by the JV**) would be the **fastest growing region**. A really **amazing problem**" (pg 91)

- Even **Xerox ends up admitting** the "crown jewel" lock-up **"[l]imit[s] Xerox's [s]trategic [f]lexability"**, after years of concealing that very fact (pg 92)

- Xerox further **tries to claim that it ran a "comprehensive review"** of all strategic and financial alternatives, when in reality **it did not**. Among other things, Xerox (i) **never** reached out to any **other competitors**, (ii) **never** reached out to any **Asian counterparties** and (iii) **barely** reached out to **financial sponsors** (pg 93)

- Xerox **denies** a **rightfully requested bylaw waiver** by Mr. Deason. John C. Coffee opines that "it is **hard to imagine a clearer case** for a waiver of a bylaw's time period" **than Mr. Deason's** case (pg 4 of Deason II Complaint)

- To top it all off, just last week, Xerox released a **proxy statement** with **numerous material omissions**, including:
  - In March 2017, that Board **only authorized** Jacobson to propose **100% all-cash acquisition**
  - **Icahn told Jacobson** in May 2017 that if Xerox was not sold, Icahn **would push for Jacobson to be replaced**
  - **Jacobson** initially **proposed** the alternative, **50.1% transaction** (without Board authorization)
  - Board **search committee**, in November 2017, had **zeroed in on a replacement** candidate
  - Jacobson had **repeated meetings and communications** with Fuji in which he **lobbied for his position as CEO**

What Else are Xerox, Fuji and Jeff Jacobson Hiding?



INDEX NO. [illegible]

NYSCEF DOC. NO. [illegible] RECEIVED NYSCEF: [illegible]

receiving the Fuji Term Sheet, [redacted]

177. On December 4, 2017, [redacted]

178. [redacted]

179. The same day, [redacted]

63

[illegible] of [illegible]



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